SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 13, 1997

                              HOME HOLDINGS INC.

            (Exact name of registrant as specified in its charter)

           Delaware             0-19347                    13-3584978
  (State of Incorporation)  (Commission file number)    (I.R.S. Employer
                                                        Identification No.)

               59 Maiden Lane, New York, New York      10038-4548
          (Address or principal executive office)      (Zip Code)

            Registrant's telephone number including area code (212) 530-6600



          Item 5.  Other Events

                    On June 13, 1997, the Supreme Court of New York County, New York, issued a Decision granting partial summary judgment for Defendant Olympia & York Maiden Lane Company ("O&YMLC") against Plaintiff The Home Insurance Company ("Home Insurance") on several claims arising in The Home Insurance Company v. Olympia & York Maiden Lane Company, et al. (Index No. 603714/96). Home Insurance is a New Hampshire-domiciled property and casualty insurance company and the principal subsidiary of the Registrant. The litigation between Home Insurance and O&YMLC is in connection with 59 Maiden Lane, New York, New York, the commercial premises of which Home Insurance is the primary tenant.

                    In its Decision, the Court found that O&YMLC, Home Insurance's landlord with respect to 59 Maiden Lane, was entitled to the entry of judgment for arrears in rents due and owing from June 1, 1996 to November 30, 1996, plus costs and disbursements, and the Court vacated the stay of entry and execution it entered on December 30, 1996 with respect to the payment of such arrearages.

                    The Court also directed Home Insurance to deposit with a temporary receiver, ten Court days after service of a verified schedule of subject lease rental arrears, all rents due and owing from December 1, 1996 to June 30, 1997, and to continue depositing such rents with the temporary receiver on a monthly basis thereafter until further Order of the Court. The Court otherwise denied summary judgment.

                    Home Insurance currently is reviewing its options with respect to this issue, and may seek appel-late review of the decision at the appropriate time.

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HOME HOLDINGS INC.

          Dated: June 20, 1997     By:  /s/ Richard H. Hershman
                                        Richard H. Hershman

                                   (Principal Financial and Ac-
                                   counting Officer through the
                                   Services Agreement, dated June
                                   12, 1995, between Risk Enter-
                                   prise Management Limited, a
                                   Delaware corporation, and Home
                                   Insurance)